TO BUSINESS AND TECHNOLOGY EDITORS:

ITT Corporation Completes Acquisition of International Motion Control

WHITE PLAINS, N.Y., Sept. 10 /PRNewswire-FirstCall/ -- ITT Corporation (NYSE: ITT) today announced it has completed the acquisition of International Motion Control (IMC). Buffalo, N.Y.-based IMC is a global developer of motion control products with 2006 revenues of approximately $200 million. The acquisition agreement was announced on June 26 this year.

"We're pleased to report the transaction closed smoothly and ahead of schedule, allowing us to begin the integration process immediately," said Nick Hill, president of ITT's motion and flow control business. "We remain very excited about the future prospects of our combined organization and look forward to a smooth integration."

About ITT Corporation
ITT Corporation (www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in the transport, treatment and control of water, wastewater and other fluids. The company plays a vital role in international security through its defense communications and electronics products; space surveillance and intelligence systems; and advanced engineering and related services. It also serves the growing leisure marine and electrical connectors markets with a wide range of products. Headquartered in White Plains, N.Y., the company generated $7.8 billion in 2006 sales. In addition to the New York Stock Exchange, ITT Corporation stock is traded on the Euronext and Frankfurt exchanges.

SOURCE ITT Corporation
CONTACT: Andy Hilton of ITT Corporation, +1-914-641-2160, andy.hilton@itt.com